UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 18, 2002

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(state or other juris-	(Commission	(I.R.S. Employer
Diction)	File Number)	Identification No.)

Woodland Park, 2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (703) 709-6700

(Former name or former address, if changed since last report)

Item 5. Other Events

On January 18, 2002, Fitch, Inc. lowered the ratings on National Rural Utilities Cooperative Finance Corporation's ("CFC") outstanding long-term debt and guarantees by two notches and lowered the rating on commercial paper from F-1+ to F-1. The press release from Fitch, Inc. is presented below.

Fitch-NY-January 18, 2002: Fitch has lowered National Rural Utilities Cooperative Finance Corporation's (CFC) ratings as follows: collateral trust bonds to 'A+' from 'AA', medium-term notes and guaranteed transactions to 'A' from 'AA-', quarterly income capital securities to 'A-'from 'A+', and commercial paper to 'F1' from 'F1+'. Following CFC's downgrade, the Rating Watch Negative has been removed, and been replaced by a Negative Rating Outlook. Over $20 billion of outstanding debt obligations are affected by this action.

The downgrade primarily reflects concerns raised by CFC's substantial financial exposure to troubled borrower Denton County Electric Cooperative, Inc. (CoServ), issues regarding CFC's past lending practices, the size of certain outstanding loans and how CFC's financial ratios measure up with other finance companies, including for-profit companies. Factors supporting the new ratings are CFC's solid financial record, good flexibility in adjusting rates charged to its borrowers, strong security provisions, a history of limited loan losses, sufficient liquidity and growing reserves to meet potential losses. Good debt service coverage and equity ratios at the borrower level are other strengths. Affirmation of the new ratings and removal of the negative rating outlook will be influenced by a successful resolution of the CoServ situation, management adhering to sound lending policies and CFC limiting the size of future loans to individual borrowers to reasonable levels.

On November 30, 2001, CoServ announced that due to continuing pressures affecting the financial environment in the telecommunications industry, it had voluntarily sought Chapter 11 reorganization for its telephone and cable businesses. On January 2, 2002, CoServ announced it had withheld payment of its regularly scheduled interest and principal payment that was due to CFC on December 31, 2001 under a master restructure agreement. This amounted to approximately $8 million. On January 9, 2002, CFC filed a complaint in the United States District Court for the Northern District of Texas against CoServ, and three of its wholly-owned subsidiaries, seeking (i) monetary damages, (ii) appointment of a receiver to operate CoServ's business operations, and (iii) foreclosure on certain of CoServ's assets. The master restructure agreement dealt with debt obligations of CoServ totaling $906 million over the next 35 years. All obligations under the agreement are secured by a first priority lien on substantially all of the assets and revenues of CoServ and its major subsidiaries. Substantially all of the obligations are cross-collateralized and have cross-default provisions. CFC has maintained all exposures to CoServe on a nonaccrual basis since February 1, 2001.

CFC's financial performance through the six month period ending November 30, 2001 has been on track and the company has met its primary financial goal of achieving a 1.12x Times Interest Earned Ratio (TIER). This was after increasing the loan loss allowance by $109.8 million, versus $15.8 million in the year earlier period, bringing the total loan loss allowance to $416.5 million or 2.12% of gross loans and 27.2% of total non-performing and restructured loans. The loan loss reserve is projected to reach approximately $516 million by the end of fiscal year 2002 (May 31). The leverage ratio stands at 6.92 at November 30, 2001, compared with 7.69 at May 31, 2001. With regard to Deseret Generation & Transmission Co-operative, Deseret has been performing well and is on or ahead of schedule to meet it financial obligations to CFC.

CFC is a not-for-profit cooperative association that provides supplemental financing and related financial service programs for its more than 1,000 members. Loans and guarantees by member class are divided among: electric distribution systems (53% as of May 31, 2001), telecommunications (24%), power supply cooperatives (18%), and associate and service members (5%). The telecommunication area has experienced the fastest growth, more than doubling over the past five years.

The following table presents CFC's credit ratings at January 18, 2002.

	Moody's Investors	Standard & Poor's
	Service	Corporation	Fitch, Inc.
Direct:
Collateral trust bonds	A1	A+	A+
Domestic and European medium-notes	A2	A	A
Quarterly income capital securities	A3	BBB+	A-
Domestic and European commercial paper	P-1	A-1	F-1

Guarantees:
Leveraged lease debt	A2	A	A
Pooled bonds	A1	A	A
Other bonds	A2	A	A
Short-term	P-1	A-1	F-1

The ratings listed above have the meaning as defined by each of the respective rating agencies, and they are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the rating organizations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ Steven L. Slepian
Steven L. Slepian
Controller
(Acting Principal Financial Officer)

Dated: January 18, 2002